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                                                            EXHIBIT 99.2



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FOR IMMEDIATE RELEASE
FOR INVESTOR RELATIONS INFORMATION, CONTACT:    FOR MARKETING INFORMATION, CONTACT:
The Poretz Group, Investor Relations                   TREEV
Karen Vahouny 703-506-1778 x224                        Paul Bender 703-478-2260
karen@poretz.com                                       pbender@treev.com
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       TREEV PROVIDES FOR REDEMPTION OF SERIES K AND L PREFERRED STOCK
          COMPANY ANNOUNCES NEW $10 MILLION EQUITY PRIVATE PLACEMENT


HERNDON, VA. --SEPTEMBER 18, 1998 -- TREEV, Inc. (NASDAQ/NMS: TREV) today announced that it has secured new equity financing through a private placement of convertible preferred stock, with part of the proceeds to be used to redeem two classes of convertible preferred stock carrying variable conversion rates. The new series of preferred stock will carry a fixed conversion rate.

Under the terms of the new $10,000,000 equity transaction, the Company intends to use approximately $7,100,000 to redeem its Series K and Series L Convertible Preferred Stock and retain $2,900,000 for working capital needs. The Company has issued the notice of redemption to the holders of the Series K and Series L Convertible Preferred Stock, and expects to complete the redemption and pay the redemption price on September 25, 1998. The new equity financing was made by a long-term individual TREEV investor who will receive Series N Convertible Preferred Stock. According to the Company, when the Company completes the redemption, the $2.9 million in working capital that will remain available from the new equity placement should meet its working capital needs for the remainder of 1998.

The new Series N Convertible Preferred Stock has a fixed price conversion rate. Under the terms of the private placement, the fixed conversion rate will be $.6412, which was based on the volume weighted average sales price of TREEV Common Stock on September 16, 1998. A total of 15,595,760 shares of Common Stock is issuable on conversion of the Series N stock.

The Series N Convertible Preferred Stock was not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

With the new equity financing and the redemption of the Series K and L Preferred Stock, TREEV would have three classes of convertible preferred stock, all of which are convertible into common stock at fixed rates: its publicly traded Series A stock, the Series M and M1 stocks and the new Series N stock.


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"We believe these actions are in the best interests of TREEV's shareholders, since the equity infusion and the redemption of the variable rate convertible stock should strengthen TREEV's financial position," states Chairman and Chief Executive Officer Jim Leto. "We are encouraged that this action will create more stability in our stock and put fears of a "moving target" dilution figure to rest. It clarifies the exact number of fully diluted shares outstanding."

TREEV(R) is a leading developer and marketer of integrated document management solutions. The Company's integrated software suite allows businesses to quickly and easily build or customize client/server and Web-based document management applications. TREEV's standards-based component architecture consists of four core technologies: DocuTREEV(TM) (imaging), DataTREEV(TM) (COLD), AutoTREEV(TM) (workflow) and OmniTREEV(TM) (document management). Built on its award-winning patented object management technology, the TREEV suite of software products extends a company's investment in legacy and client/server applications by providing users with flexible, cost-effective document management solutions. The Company's software is marketed through partners such as Sybase (NASDAQ: SYBS), Lockheed Martin (NYSE: LMT), ALLTEL (NYSE: AT), EDS (NYSE: EDS) and Intergraph Corporation (NASDAQ: INGR).

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. Although the Company has used its best efforts to be accurate in making these forward looking statements, it is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition to those factors, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; competitive factors; ability to attract and retain customers; ability to attract business partners and maintain and increase their levels of sales and marketing; ability to attract and retain personnel, including key management personnel; maintenance of the Company's Nasdaq listing; completion of the redemption of the Company's Series K and Series L Preferred Stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q.

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